Exhibit 5

AMENDED AND RESTATED JOINT FILING AGREEMENT

AMENDED AND RESTATED JOINT FILING AGREEMENT, dated as of December 20, 2011 (the “Agreement”), by and among Liberty Interactive Corporation, a Delaware corporation formerly known as Liberty Media Corporation (“Liberty”) and Barry Diller.

WHEREAS, each of Liberty and Barry Diller beneficially owns shares of common stock or options to purchase shares of common stock, or shares of Class B common stock or securities convertible into or exchangeable for common stock or Class B common stock (collectively, the “Company Securities”) of Expedia, Inc., a Delaware corporation (the “Company”);

WHEREAS, Liberty and Barry Diller may be deemed to constitute a “group” with respect to the beneficial ownership of the Company Securities for purposes of Rule 13d-1 and Schedule 13D promulgated by the Securities and Exchange Commission;

WHEREAS, Liberty, Barry Diller, BDTV INC., a Delaware corporation, BDTV II INC., a Delaware corporation, BDTV III INC., a Delaware corporation and BDTV IV INC., a Delaware corporation have previously entered into the Joint Filing Agreement, dated as of August 19, 2005, pursuant to which the parties thereto agreed to prepare a single statement containing the information required by Schedule 13D with respect to their respective interests in the Company;

WHEREAS, BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC. were merged with and into another entity and no longer beneficially own any Company Securities; and

WHEREAS, Liberty and Barry Diller have agreed to enter into this Agreement in order to amend and restate in its entirety the respective rights and obligations of the parties set forth in the Joint Filing Agreement, dated as of August 19, 2005.

NOW, THEREFORE, the parties hereto agree as follows:

1. Liberty and Barry Diller (collectively, the “Reporting Group”) shall prepare a single statement containing the information required by Schedule 13D with respect to their respective interests in the Company Securities (the “Reporting Group Schedule 13D”), and the Reporting Group Schedule 13D shall be filed on behalf of each of them.

2. Each member of the Reporting Group shall be responsible for the timely filing of the Reporting Group Schedule 13D and any necessary amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party contained therein, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

3. This Agreement shall continue unless terminated by any party hereto.

4. BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC. shall no longer be deemed to be part of the Reporting Group and shall not be parties to the Agreement.

4. Charles Y. Tanabe and Andrew J. Nussbaum shall be designated as the persons authorized to receive notices and communications with respect to the Reporting Group Schedule 13D and any amendments thereto.

5. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Pamela L. Coe
Name:	Pamela L. Coe
Title:	Vice President

BARRY DILLER

By:	/s/ Barry Diller

[SIGNATURE PAGE TO EXPEDIA AMENDED AND RESTATED JOINT FILING AGREEMENT]